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                        DESCRIPTION OF ZERO CORPORATION
                    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                           ADOPTED JANUARY 19, 1994

The purpose of the Supplemental Executive Retirement Plan adopted January 19, 1994 (the "Plan") is to restore benefits to certain executive employees of the Corporation under the ZERO Corporation Pension Plan (the "Pension Plan") where benefits are lost to such executive employees as a result of the enactment by the Internal Revenue Service of Section 401(a)(17) of the Internal Revenue Code (the "Code").

The Plan is administered and interpreted by the Employee Benefits Committee of the Board of Directors (the "Committee"), which Committee establishes rules, forms and procedures for the administration of the Plan, has the exclusive right to interpret the Plan and to make, amend, and enforce all provisions of the Plan.

Eligible employees include executive employees of the Company, its divisions and subsidiaries.

Each participant under the Plan is entitled to contribution from the Company in an amount equal to the reduction in the contributions to the account of the participant under the Pension Plan as a result of contribution limitations established by Sections 415 and/or 401(a)(17) of the Code. Company contributions are made on the date which is the earlier of the date of separation of employment from the Company or on December 31 of each year.

                                 Exhibit 10.9